Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2013, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-187629) and related Prospectus of Broadview Networks Holdings, Inc. for the registration of 10.5% Senior Secured Notes due 2017.

/s/ Ernst & Young LLP

New York, NY

April 29, 2013